Exhibit 10.1

September 25, 2009

Chandrashekhar Khandekar

[address]

Re:	Separation and Release Agreement

Dear Chandrashekhar:

As we discussed with you today, we have decided to terminate your employment at Ikanos.

This letter will confirm the terms of our agreement with respect to your termination. To ensure that there are no ambiguities, this letter first explains in detail both your rights and obligations and those of Ikanos upon termination of your employment. If, in exchange for a release, you wish to accept additional benefits to which you would otherwise not be entitled, indicate your agreement by signing, dating and returning the enclosed Release Agreement to the undersigned by October 16, 2009.

1. Separation from Employment.

We have informed you that your employment with Ikanos is ending effective September 25, 2009. Thereafter, you will no longer be an employee of Ikanos. You will be paid all earned and unpaid salary together with any accrued and unused vacation pay, minus deductions required or permitted by law in your final paycheck delivered to you September 25, 2009. Nothing herein alters your status as an at-will employee.

Your coverage under the Ikanos group plans also will end on September 30, 2009. However, you will have the opportunity to exercise your option to continue the benefits under the Ikanos group health plans under COBRA after that date. You will be provided a benefits packet containing information on your COBRA rights and conversion to a direct pay plan. Please call Ikanos’ Human Resources Administrator if you have any questions about COBRA conversion. Additionally, please keep Human Resources informed of any address changes in case we need to mail you future W-2’s and other correspondences to your attention.

In addition, please note that your obligations under any proprietary and inventions assignment agreement will still remain in effect.

2. Release Agreement.

In addition to the foregoing to which you are entitled, Ikanos is prepared to offer you additional benefits to which you would otherwise not be entitled in exchange for an agreement to release all claims known or unknown. If you wish to accept such additional benefits in consideration for the release, your signature below will reflect your agreement. You may take 21 days from receipt of this letter (i.e., until October 16, 2009) to consider whether you wish to accept these additional benefits in exchange for the release. Please also note that even if you do sign this Release Agreement, you may change your mind and revoke it and forego the additional benefits, provided you notify the undersigned in writing within seven (7) days of your signing that you no longer want the additional benefits.

A. Consideration.

Provided that you sign this Release Agreement and return it to Ikanos, then Ikanos will provide the following additional consideration:

(1) Continued Base Salary. You will receive continuing payments of severance pay at a rate equal to your base salary for six (6) months from January 1, 2010 in accordance with the Company’s normal payroll policies, paid biweekly.

(2) Benefits. Ikanos will continue to pay the cost for group employee benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to the same extent previously provided by Ikanos’ group plans starting October 1, 2009 through April 30, 2010, or until you become eligible for group insurance benefits from another employer, whichever occurs first. You understand that you have an obligation to inform Ikanos if you receive group health coverage from another employer before April 30, 2010, and that you may not increase the number of your designated dependants if any, during this time.

(3) Accelerated Vesting of Equity Award. You will receive acceleration of 50% of your unvested Restricted Stock Units and 25% of unvested Stock Options.

B. Release.

Released Claims.

In consideration of these additional benefits, you, on behalf of your heirs, spouse and assigns, hereby completely release and forever discharge Ikanos, its past and present affiliates, agents, officers, directors, shareholders, employees, attorneys, insurers, successors and assigns (collectively referred to as the “Company”) from any and all claims, of any and every kind, nature and character, known or unknown, foreseen or unforeseen, based on any act or omission occurring prior to the date of you signing this Release Agreement, including but not limited to any claims arising out of your offer of employment, your employment or termination of your employment with the Company or your right to purchase, or actual purchase of shares of stock of the Company (including, but not limited to, all rights related to or associated with stock options and restricted stock units), including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law. The matters released include, but are not limited to, any claims under federal, state or local laws, including claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by, including but not limited to, the Older Workers’ Benefit Protection Act (“OWBPA”) and any common law tort contract or statutory claims, and any claims for attorneys’ fees and costs.

You understand and agree that this Release Agreement extinguishes all claims, whether known or unknown, foreseen or unforeseen, except for those claims expressly described below. You expressly waive any rights or benefits under Section 1542 of the California Civil Code, or any equivalent statute. California Civil Code Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

You fully understand that, if any fact with respect to any matter covered by this Release Agreement is found hereafter to be other than or different from the facts now believed by you to be true, you expressly accept and assume that this Release Agreement shall be and remain effective, notwithstanding such difference in the facts.

Claims Not Released.

The only claims not released through this Release Agreement are any claims that cannot be released by law, such as claims for unemployment benefits, workers’ compensation and/or claims relating to the validity of this Release Agreement under the ADEA as amended by the OWBPA.

Enforcement of This Release Agreement.

You also understand and agree that if any suit is brought to enforce the provisions of this Release Agreement, with the exception of a claim brought by you as to the validity of this Release Agreement under the ADEA as amended by the OWBPA, the prevailing party shall be entitled to its costs, expenses, and attorneys’ fees as well as any and all other remedies specifically authorized under the law.

Miscellaneous.

You further acknowledge that during your employment, you may have obtained confidential, proprietary and trade secret information, including information relating to the Company’s products, plans, designs and other valuable confidential information. You agree not to use or disclose any such confidential information unless required by subpoena or court order, and that you will first give the Company written notice of such subpoena or court order with reasonable advance notice to permit the Company to oppose such subpoena or court order if it chooses to do so.

You also agree that for a period of 24 months after the termination of your employment, you shall not induce or attempt to induce any employee, agent or consultant of the Company to terminate his or her association with the Company. This restriction shall not apply to individuals who respond to general job postings that advertise positions at any company where you may work in the future. The Company and you agree that the provisions of this paragraph contain restrictions that are not greater than necessary to protect the interests of the Company. In the event of the breach or threatened breach by you of this paragraph, the Company, in addition to all other remedies available to it at law or in equity, will be entitled to seek injunctive relief and/or specific performance to enforce this paragraph.

You agree that you will not intentionally disparage the Company or any of its products pr practices whether orally, in writing or otherwise. Notwithstanding the foregoing, this will not limit your ability to provide truthful testimony as required by law or any judicial or administrative proceeding.

Further, you agree that you will submit all outstanding expense reimbursement reports within thirty (30) days of September 25, 2009 and that you waive the right to reimbursement of any expenses that you fail to submit within this time period.

This Release Agreement constitutes the entire agreement between yourself and the Company with respect to any matters referred to in this Release Agreement. This Release Agreement supersedes any and all of the other agreements between yourself and the Company, except for any proprietary and inventions assignment agreement, which remain in full force and effect, and except for those provisions of the 1999 Stock Option Plan and the 2004 Equity Incentive Plan and award agreements or Notices of Grant that you may have received. No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth in this Release Agreement should be implied or are binding. This Release Agreement may only be superseded by amendment or separate agreement duly authorized by the Company and signed by both you and either the Chief Executive Officer, the General Counsel or the Head of Human Resources. You understand and agree that this Release Agreement shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either yourself or the Company. You also agree that if any provision of this Release Agreement is deemed invalid, the remaining provisions will still be given full force and effect. The terms and conditions of this Release Agreement will be interpreted and construed in accordance with the laws of California.

Prior to execution of this Release Agreement, you have apprised yourself of sufficient relevant information in order that you might intelligently exercise your own judgment. The Company has informed you in writing to consult an attorney before signing this Release, if you wish. The Company has also given you at least 21 days in which to consider this Release Agreement, if you wish. You also understand that for a period of seven (7) days after you sign this Release Agreement, you may revoke this Release Agreement, and that the Release Agreement shall not become effective until seven (7) days from the date of your signature, or on your last day of employment, whichever is later.

You have read this Release Agreement and understand all of its terms. You further acknowledge and agree that this Release Agreement is executed voluntarily and with full knowledge of its legal significance.

Ikanos Communications, Inc.

Dated:	September 25, 2009	/s/ Tammy Carr
Tammy Carr
Director, Worldwide Human Resources

EMPLOYEE’S ACCEPTANCE OF RELEASE

I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THE RELEASE IN EXCHANGE FOR THE ADDITIONAL BENEFITS TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.

Dated:	September 25, 2009	/s/ Chandrashekhar Khandekar
Chandrashekhar Khandekar

Phone Number: